Luna Innovations Names
Gene Nestro as Chief Financial Officer
Luna Reaffirms Guidance
(ROANOKE, VA, November 27, 2019) – Luna Innovations Incorporated (NASDAQ: LUNA), a global leader in advanced fiber optic-based technology, today announced that Gene Nestro will join the company effective December 2, 2019 and will be named as Chief Financial Officer (CFO). Mr. Nestro will succeed current CFO Dale Messick, who has agreed to assist the company through mid-2020 to ensure a smooth transition. Mr. Nestro will lead Luna’s Finance organization and represent Luna in communications with investors, lenders and rating agencies. As a member of the Company’s executive team, Mr. Nestro will report to President and CEO Scott A. Graeff.
Mr. Nestro is a senior global finance executive whose experience includes Securities and Exchange Commission reporting, diverse corporate and operational roles across multiple industries, and implementing global data and financial systems to improve efficiency. Mr. Nestro comes to Luna from Cree, Inc. (NASDAQ: CREE), where he held the position of Vice President, Corporate Finance. Prior to Cree, Mr. Nestro worked in senior finance positions at TE Connectivity (NYSE: TEL), Arthur Anderson, LLP and Ernst & Young, LLP. Mr. Nestro has served on the Boards of several community athletic associations.

Mr. Graeff said, “We are very pleased that an executive with Gene’s skills, global experience and proven leadership is joining our management team. Gene’s deep expertise and diverse background, particularly in financial strategic planning, as well as his operational experience, make him an excellent choice as our new CFO. We announced a strong third quarter last month, at which time we raised annual guidance, and we are reaffirming that guidance today. Luna is poised for continued robust growth, and Gene will play a key role in driving our continued global growth and profitability. We look forward to welcoming him to the Luna team.”

Mr. Nestro said, “I am excited to begin a new chapter with Luna and help one of the leading technology companies extend its track record of performance. On a personal note, my family and I look forward to becoming very involved with the Roanoke, Virginia community.”

Mr. Graeff thanked Mr. Messick for his thirteen plus years of service to Luna. “Dale has been a great finance partner and has contributed significantly to Luna’s success over the years, including helping us to navigate through periods of change so that we could emerge as a leader in fiber optic-based technology. I thank Dale for his dedication to Luna and his support of a smooth transition, and I wish him all the best in future endeavors.”

Mr. Messick said, “With the progress that we’ve made, and Luna’s stable financial platform, the time is right for my transition. It has been a privilege to work with the exceptional people on the Luna team, and I consider myself fortunate to have worked here. I’m very proud of everything we have accomplished, and I look forward to the new opportunities that await me.”
Reaffirmation of 2019 Full-Year Outlook:
Luna is reaffirming the 2019 outlook provided on its third-quarter fiscal 2019 earnings call:

•	Total revenues in the range of $69 million to $70 million for full fiscal 2019; and

•	Adjusted EBITDA in the range of $8.2 million to $8.6 million for full fiscal 2019.
Luna is not providing an outlook for net income, which is the most directly comparable generally accepted accounting principles ("GAAP") measure to Adjusted EBITDA, because changes in the items that Luna excludes from net income to calculate Adjusted EBITDA, such as share-based compensation, tax expense, and significant non-recurring charges, among other things, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of Luna's routine operating activities.
The outlook above does not include any future acquisitions, divestitures, or unanticipated events.

Non-GAAP Financial Measures
In evaluating the operating performance of its business, Luna’s management considers Adjusted EBITDA, which excludes certain charges and credits that are required by GAAP. Adjusted EBITDA provides useful information to both management and investors by excluding the effect of certain non-cash expenses and items that Luna believes may not be indicative of its operating performance, because either they are unusual and Luna does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business in the ordinary course. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

About Luna
Luna Innovations Incorporated (www.lunainc.com) is a leader in optical technology, providing unique capabilities in high-performance, fiber optic-based, test products for the telecommunications industry and distributed fiber optic-based sensing for the aerospace and automotive industries. Luna is organized into two business segments, which work closely together to turn ideas into products: a Technology Development segment and a Products and Licensing segment. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market.

Forward-Looking Statements
The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include Luna's expectations regarding its projected 2019 financial results and outlook and continued global growth and profitability. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Luna may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, failure of demand for Luna's products and services to meet expectations, failure of target market to grow and expand, technological and strategic challenges and those risks and uncertainties set forth in Luna’s Form 10-Q for the quarter ended September 30, 2019, and Luna's other periodic reports and filings with the Securities and Exchange Commission ("SEC"). Such filings are available on the SEC’s website at www.sec.gov and on Luna’s website at www.lunainc.com. The statements made in this release are based on information available to Luna as of the date of this release and Luna undertakes no obligation to update any of the forward-looking statements after the date of this release.

Investor Contacts:
Jane Bomba                        Sally J. Curley
Luna Innovations Incorporated                Luna Innovations Incorporated
Phone: 303-829-1211                    614-530-3002
Email: IR@lunainc.com                    IR@lunainc.com

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